Exhibit 99.1
NEWS RELEASE

FOR RELEASE: IMMEDIATE

GATX CORPORATION REPORTS 2018 FOURTH-QUARTER AND FULL-YEAR RESULTS
CHICAGO, January 22, 2019 - GATX Corporation (NYSE:GATX) today reported 2018 fourth quarter net income of $49.2 million or $1.30 per diluted share, compared to net income of $342.1 million or $8.83 per diluted share in the fourth quarter of 2017. The fourth-quarter 2018 and 2017 results include impacts from Tax Adjustments and Other Items; 2018 includes a net positive impact of $0.46 per diluted share, and 2017 includes a net positive impact of $8.15 per diluted share.
Net income for the full-year 2018 was $211.3 million or $5.52 per diluted share, compared to $502.0 million or $12.75 per diluted share in the prior year. The 2018 and 2017 full-year results include net positive benefits from Tax Adjustments and Other Items of $0.30 per diluted share and $8.05 per diluted share, respectively. Details related to Tax Adjustments and Other Items are provided in the attached Supplemental Information.
Brian A. Kenney, president and chief executive officer of GATX stated, “Our financial results in 2018 were significantly better than we anticipated. Capitalizing on an improved railcar leasing environment, Rail North America realized higher fleet utilization, a higher renewal success rate, and higher lease renewal rates versus our original expectations. Maintenance expense was also lower than anticipated in 2018, partially due to the difficulty that we experienced in getting customers to send their tankcars in for scheduled tank qualification work, thus deferring this expense into 2019. While we saw broad increases in market lease rates in 2018, revenue was still pressured as the renewal lease rate change for GATX’s Lease Price Index was negative 9.8% for the year.
“We executed on our strategy to invest aggressively in cost-advantaged railcars. In 2018, we entered into two long-term railcar supply agreements, for a total of 12,450 railcars to be delivered from 2019 - 2023, which will allow us to grow our asset base to meet the needs of our customers. We invested more than $730 million in the fleet in 2018, including the acquisition of a competitor’s portfolio of approximately 3,100 railcars. We continued to capitalize on strong North American secondary market demand by optimizing the fleet through railcar sales, generating significant remarketing income.
Rail International also outperformed our expectations. Utilization at GATX Rail Europe increased to a historic high of 98.8% due to an improving operating environment. Investment in India gained momentum, allowing us to double the size of our fleet in 2018 while also investing in new car types with new customers. Within Portfolio Management, our Rolls-Royce Partners Finance affiliates had another strong year. Lastly, American Steamship earned significantly higher segment profit in 2018 by operating the fleet more efficiently and capitalizing on late season demand opportunities.

Mr. Kenney added, “Despite economic and political uncertainty, we currently expect a stable railcar leasing market in North America in 2019. Although absolute lease rates moved higher in 2018, we expect continued revenue pressure on the existing fleet as the average rate for expiring leases continues to move higher. We also expect higher railcar maintenance expense as tank car qualification work increases in 2019. Combined with higher interest expense due to increased interest rates and the impact of the new lease accounting standard, we expect Rail North America to produce lower segment profit in 2019.
“Rail International is expected to increase segment profit in 2019, primarily due to more cars on lease in an improved market. Portfolio Management should generate higher segment profit in 2019 as our Rolls-Royce Partners Finance affiliates continue to produce strong results. Lastly, ASC is expected to produce slightly higher segment profit in 2019, primarily due to increased tonnage.
“Based on these factors, we currently expect 2019 earnings to be in the range of $4.85-$5.15 per diluted share, which would be another excellent year for GATX. This range incorporates a net negative non-cash impact of $4.0 million, or approximately $0.11 per diluted share, resulting from the adoption of the new lease accounting standard effective in 2019.”
RAIL NORTH AMERICA
Rail North America reported segment profit of $66.6 million in the fourth quarter of 2018, compared to $61.2 million in the fourth quarter of 2017. Full-year 2018, Rail North America reported segment profit of $307.9 million, compared to $299.3 million in 2017. The increase in quarter and year-to-date 2018 segment profit was primarily the result of lower railcar maintenance expense and higher remarketing income partially offset by lower revenues. At December 31, 2018, Rail North America’s wholly owned fleet was approximately 122,000 cars, including more than 16,000 boxcars. The following fleet statistics exclude the boxcar fleet.
Fleet utilization was 99.4% at the end of the fourth quarter, compared to 99.2% at the end of the prior quarter and 98.2% at 2017 year end. During the fourth quarter, the renewal lease rate change of the GATX Lease Price Index (“LPI”) was negative 0.9%. This compares to negative 11.5% in the prior quarter and negative 32.4% in the fourth quarter of 2017. The average lease renewal term for all cars included in the LPI during the fourth quarter was 43 months, compared to 33 months in the prior quarter and 36 months in the fourth quarter of 2017. The fourth-quarter renewal success rate was 88.9%, compared to 82.9% at the end of the prior quarter and 74.8% at 2017 year end.
For full-year 2018, the renewal lease rate change of the LPI was negative 9.8% and the average renewal term was 38 months, compared to negative 28.2% and 33 months in 2017. The renewal success rate for 2018 was 82.9% compared to 74.7% in 2017. Asset remarketing income for the year was $66.1 million and total investment volume was $737.4 million.
Additional fleet statistics, including information on the boxcar fleet, and macroeconomic data related to Rail North America’s business are provided on the last page of this press release.
RAIL INTERNATIONAL
Rail International’s segment profit was $16.1 million in the fourth quarter of 2018, compared to $18.7 million in the fourth quarter of 2017. Rail International reported full-year segment profit of $68.6 million in 2018, compared to $68.8 million in 2017. The year-to-date 2018 results include $9.5 million of expense ($6.4 million after-tax) related to the closure of GATX Rail Europe’s (“GRE”) railcar maintenance facility in Germany. Absent these costs, the full-year 2018 segment profit was favorable to 2017 and was primarily driven by more railcars on lease.
At the end of 2018, GRE’s fleet consisted of approximately 23,000 cars and utilization was 98.8%, compared to 98.4% at the end of the prior quarter and 96.8% at 2017 year end.
Additional fleet statistics for GRE are provided on the last page of this press release.
PORTFOLIO MANAGEMENT
Portfolio Management reported segment profit of $4.4 million in the fourth quarter of 2018 compared to $9.0 million in the fourth quarter of 2017. The decrease in fourth quarter profit is primarily due to lower remarketing income at the Rolls Royce and Partner Finance affiliates (“RRPF”).
For full-year 2018, Portfolio Management reported segment profit of $38.7 million compared to $56.3 million in 2017. The decline in 2018 year-to-date segment profit is primarily attributable to lower contributions from the marine portfolio and lower residual sharing gains partially offset by stronger operating performance at RRPF. The 2017 year-to-date segment profit also includes a net pre-tax gain of approximately $1.8 million ($1.1 million after-tax) associated with the planned exit of the majority of the marine investments.
AMERICAN STEAMSHIP COMPANY
American Steamship Company (“ASC”) reported a segment profit of $12.3 million in the fourth quarter of 2018 compared to $6.1 million in the fourth quarter of 2017. Segment profit for full-year 2018 was $33.0 million, compared to $24.5 million in 2017. The increase in quarterly and full year segment profit is primarily attributable to increased operational efficiency, favorable operating conditions, and strong demand.
ASC operated 11 vessels during the year and carried approximately 26.2 million net tons of cargo, compared to 12 vessels which carried 27.8 million net tons in 2017.
LEASE ACCOUNTING IMPACT
GATX will adopt ASC 842, Leases, effective January 1, 2019. Upon adoption of this new guidance, the amortization of deferred gains associated with our existing sale-leaseback financing arrangements will be eliminated, resulting in an increase in operating lease expense in 2019 and beyond. For 2019, we estimate a negative non-cash impact of approximately $4.0 million or $0.11 per diluted share. We expect to share more information with respect to the adoption of the new leasing standard in our 2018 Form 10-K filing.
COMPANY DESCRIPTION
GATX Corporation (NYSE:GATX) strives to be recognized as the finest railcar leasing company in the world by its customers, its shareholders, its employees and the communities where it operates. As the leading global railcar lessor, GATX has been providing quality railcars and services to its customers for more than 120 years. GATX has been headquartered in Chicago, Illinois, since its founding in 1898. For more information, please visit the Company’s website at www.gatx.com.

TELECONFERENCE INFORMATION
GATX Corporation will host a teleconference to discuss 2018 fourth-quarter and full-year results. Call details are as follows:
Tuesday, January 22nd
11:00 A.M. Eastern Time
Domestic Dial-In: 1-888-220-8451
International Dial-In: 1-323-794-2588
Replay: 1-888-203-1112 or 1-719-457-0820 /Access Code: 2733808

Call-in details, a copy of this press release and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. Following the call, a replay will be available on the same site.

FORWARD-LOOKING STATEMENTS
Statements in this Earnings Release not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and, accordingly, involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance, or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects, or future events. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “outlook,” “continue,” “likely,” “will,” “would”, and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.
The following factors, in addition to those discussed in our other filings with the SEC, including our Form 10-K for the year ended December 31, 2017 and subsequent reports on Form 10-Q, could cause actual results to differ materially from our current expectations expressed in forward-looking statements:

•
exposure to damages, fines, criminal and civil penalties, and reputational harm arising from a negative outcome in litigation, including claims arising from an accident involving our railcars
•
inability to maintain our assets on lease at satisfactory rates due to oversupply of railcars in the market or other changes in supply and demand
•
a significant decline in customer demand for our railcars or other assets or services, including as a result of:
◦
weak macroeconomic conditions
◦
weak market conditions in our customers' businesses
◦
declines in harvest or production volumes
◦
adverse changes in the price of, or demand for, commodities
◦
changes in railroad operations or efficiency
◦
changes in supply chains
◦
availability of pipelines, trucks, and other alternative modes of transportation
◦
other operational or commercial needs or decisions of our customers
•
higher costs associated with increased railcar assignments following non-renewal of leases, customer defaults, and compliance maintenance programs or other maintenance initiatives
•
events having an adverse impact on assets, customers, or regions where we have a concentrated investment exposure
•
financial and operational risks associated with long-term railcar purchase commitments, including increased costs due to tariffs or trade disputes
•
reduced opportunities to generate asset remarketing income

•
operational and financial risks related to our affiliate investments, including the Rolls-Royce & Partners Finance joint ventures
•
the impact of changes to the Internal Revenue Code as a result of the Tax Cuts and Jobs Act of 2017, and uncertainty as to how this legislation will be interpreted and applied
•
fluctuations in foreign exchange rates
•
failure to successfully negotiate collective bargaining agreements with the unions representing a substantial portion of our employees
•
asset impairment charges we may be required to recognize
•
deterioration of conditions in the capital markets, reductions in our credit ratings, or increases in our financing costs
•
competitive factors in our primary markets, including competitors with a significantly lower cost of capital than GATX
•
risks related to international operations and expansion into new geographic markets, including the imposition of new or additional tariffs, quotas, or trade barriers
•
changes in, or failure to comply with, laws, rules, and regulations
•
inability to obtain cost-effective insurance
•
environmental remediation costs
•
inadequate allowances to cover credit losses in our portfolio
•
inability to maintain and secure our information technology infrastructure from cybersecurity threats and related disruption of our business

FOR FURTHER INFORMATION CONTACT:
GATX Corporation
Jennifer McManus
Senior Director, Investor Relations
GATX Corporation
312-621-6409
jennifer.mcmanus@gatx.com

Investor, corporate, financial, historical financial, and news release information may be found at www.gatx.com.

(1/22/2019)

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31

	2018	2017	2018	2017
Revenues
Lease revenue	$271.7	$274.7	$1,087.8	$1,098.1
Marine operating revenue	65.2	58.4	196.0	193.4
Other revenue	19.5	19.7	77.1	85.4
Total Revenues	356.4	352.8	1,360.9	1,376.9
Expenses
Maintenance expense	81.1	80.6	321.8	328.3
Marine operating expense	41.4	41.2	130.9	131.0
Depreciation expense	81.8	79.4	321.9	307.3
Operating lease expense	12.1	15.7	49.6	62.5
Other operating expense	6.9	8.5	33.1	34.4
Selling, general and administrative expense	53.5	52.2	191.1	180.0
Total Expenses	276.8	277.6	1,048.4	1,043.5
Other Income (Expense)
Net gain (loss) on asset dispositions	0.3	(2.2)	72.8	54.1
Interest expense, net	(43.9)	(41.1)	(168.6)	(160.5)
Other expense	(6.7)	(7.1)	(21.6)	(12.6)
Income before Income Taxes and Share of Affiliates’ Earnings	29.3	24.8	195.1	214.4
Income taxes	8.7	304.0	(34.1)	243.7
Share of affiliates’ earnings, net of taxes	11.2	13.3	50.3	43.9
Net Income	$49.2	$342.1	$211.3	$502.0

Share Data
Basic earnings per share	$1.32	$8.98	$5.62	$12.95
Average number of common shares	37.1	38.1	37.6	38.8
Diluted earnings per share	$1.30	$8.83	$5.52	$12.75
Average number of common shares and common share equivalents	37.8	38.7	38.3	39.4
Dividends declared per common share	$0.44	$0.42	$1.76	$1.68

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	December 31	December 31
	2018	2017
Assets
Cash and Cash Equivalents	$100.2	$296.5
Restricted Cash	6.5	3.2
Receivables
Rent and other receivables	87.0	83.4
Finance leases	126.4	136.1
Less: allowance for losses	(6.4)	(6.4)
	207.0	213.1

Operating Assets and Facilities	9,565.2	9,045.4
Less: allowance for depreciation	(3,015.7)	(2,853.3)
	6,549.5	6,192.1

Investments in Affiliated Companies	464.5	441.0
Goodwill	82.9	85.6
Other Assets	206.1	190.9
Total Assets	$7,616.7	$7,422.4

Liabilities and Shareholders’ Equity
Accounts Payable and Accrued Expenses	$177.5	$154.3
Debt
Commercial paper and borrowings under bank credit facilities	110.8	4.3
Recourse	4,429.7	4,371.7
Capital lease obligations	11.3	12.5
	4,551.8	4,388.5

Deferred Income Taxes	877.8	853.7
Other Liabilities	221.5	233.2
Total Liabilities	5,828.6	5,629.7
Total Shareholders’ Equity	1,788.1	1,792.7
Total Liabilities and Shareholders’ Equity	$7,616.7	$7,422.4

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended December 31, 2018
(In millions)

	Rail N.A.	Rail Int’l	Portfolio Management	ASC	Other	GATX Consolidated
Revenues
Lease revenue	$218.1	$52.4	$0.2	$1.0	$—	$271.7
Marine operating revenue	—	—	3.3	61.9	—	65.2
Other revenue	17.0	2.2	0.3	—	—	19.5
Total Revenues	235.1	54.6	3.8	62.9	—	356.4
Expenses
Maintenance expense	61.9	10.7	—	8.5	—	81.1
Marine operating expense	—	—	3.9	37.5	—	41.4
Depreciation expense	62.7	13.8	1.8	3.5	—	81.8
Operating lease expense	12.1	—	—	—	—	12.1
Other operating expense	5.8	1.5	(0.4)	—	—	6.9
Total Expenses	142.5	26.0	5.3	49.5	—	223.3
Other Income (Expense)
Net gain (loss) on asset dispositions	7.9	(3.4)	(4.2)	—	—	0.3
Interest (expense) income, net	(32.1)	(9.4)	(2.8)	(1.4)	1.8	(43.9)
Other (expense) income	(1.9)	0.3	—	0.3	(5.4)	(6.7)
Share of affiliates’ pre-tax income	0.1	—	12.9	—	—	13.0
Segment profit (loss)	$66.6	$16.1	$4.4	$12.3	$(3.6)	$95.8
Less:
Selling, general and administrative expense						53.5
Income taxes (includes $1.8 related to affiliates’ earnings)						(6.9)
Net income						$49.2
Selected Data:
Investment volume	$322.7	$48.2	$14.1	$—	$21.7	$406.7
Net Gain (Loss) on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$3.9	$—	—	$—	$—	$3.9
Residual sharing income	0.5	—	0.3	—	—	0.8
Non-remarketing disposition gains (1)	4.1	0.5	—	—	—	4.6
Asset impairments	(0.6)	(3.9)	(4.5)	—	—	(9.0)
	$7.9	$(3.4)	(4.2)	$—	$—	$0.3

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended December 31, 2017
(In millions)

	Rail N.A.	Rail Int’l	Portfolio Management	ASC	Other	GATX Consolidated
Revenues
Lease revenue	$222.5	$50.5	$0.7	$1.0	$—	$274.7
Marine operating revenue	—	—	3.2	55.2	—	58.4
Other revenue	17.5	2.1	0.1	—	—	19.7
Total Revenues	240.0	52.6	4.0	56.2	—	352.8
Expenses
Maintenance expense	62.7	10.3	—	7.6	—	80.6
Marine operating expense	—	—	5.6	35.6	—	41.2
Depreciation expense	60.6	13.1	1.8	3.9	—	79.4
Operating lease expense	15.4	—	—	0.3	—	15.7
Other operating expense	7.0	1.2	0.3	—	—	8.5
Total Expenses	145.7	24.6	7.7	47.4	—	225.4
Other Income (Expense)
Net gain (loss) on asset dispositions	2.6	0.5	(3.4)	(1.9)	—	(2.2)
Interest (expense) income, net	(31.1)	(8.9)	(2.4)	(1.3)	2.6	(41.1)
Other (expense) income	(1.8)	(0.9)	—	0.5	(4.9)	(7.1)
Share of affiliates’ pre-tax (loss) income	(2.8)	—	18.5	—	—	15.7
Segment profit (loss)	$61.2	$18.7	$9.0	$6.1	$(2.3)	$92.7
Less:
Selling, general and administrative expense						52.2
Income taxes (includes $2.4 related to affiliates’ earnings)						(301.6)
Net income						$342.1
Selected Data:
Investment volume	$127.2	$16.2	$—	$0.4	$0.6	$144.4
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains (losses) on owned assets	$4.5	$—	$—	$(1.8)	$—	$2.7
Residual sharing income	0.1	—	0.3	—	—	0.4
Non-remarketing disposition gains (1)	0.7	0.8	—	(0.1)	—	1.4
Asset impairments	(2.7)	(0.3)	(3.7)	—	—	(6.7)
	$2.6	$0.5	$(3.4)	$(1.9)	$—	$(2.2)

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Twelve Months Ended December 31, 2018
(In millions)

	Rail N.A.	Rail Int’l	Portfolio Management	ASC	Other	GATX Consolidated
Revenues
Lease revenue	$873.4	$209.3	$1.0	$4.1	$—	$1,087.8
Marine operating revenue	—	—	14.3	181.7	—	196.0
Other revenue	68.1	8.2	0.8	—	—	77.1
Total Revenues	941.5	217.5	16.1	185.8	—	1,360.9
Expenses
Maintenance expense	254.7	44.5	—	22.6	—	321.8
Marine operating expense	—	—	16.8	114.1	—	130.9
Depreciation expense	248.5	55.5	7.3	10.6	—	321.9
Operating lease expense	49.6	—	—	—	—	49.6
Other operating expense	27.3	5.8	—	—	—	33.1
Total Expenses	580.1	105.8	24.1	147.3	—	857.3
Other Income (Expense)
Net gain (loss) on asset dispositions	76.3	(0.2)	(3.4)	0.1	—	72.8
Interest (expense) income, net	(125.2)	(35.9)	(10.4)	(5.7)	8.6	(168.6)
Other (expense) income	(5.2)	(7.0)	—	0.1	(9.5)	(21.6)
Share of affiliates’ pre-tax income	0.6	—	60.5	—	—	61.1
Segment profit (loss)	$307.9	$68.6	$38.7	$33.0	$(0.9)	$447.3
Less:
Selling, general and administrative expense						191.1
Income taxes (includes $10.8 related to affiliates’ earnings)						44.9
Net income						$211.3
Selected Data:
Investment volume	$737.4	$152.7	$14.1	$15.8	$23.4	$943.4
Net Gain (Loss) on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$64.7	$—	$—	$0.1	$—	$64.8
Residual sharing income	1.4	—	1.1	—	—	2.5
Non-remarketing disposition gains (1)	10.8	3.7	—	—	—	14.5
Asset impairments	(0.6)	(3.9)	(4.5)	—	—	(9.0)
	$76.3	$(0.2)	$(3.4)	$0.1	$—	$72.8

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Twelve Months Ended December 31, 2017
(In millions)

	Rail N.A.	Rail Int’l	Portfolio Management	ASC	Other	GATX Consolidated
Revenues
Lease revenue	$899.9	$190.3	$3.8	$4.1	$—	$1,098.1
Marine operating revenue	—	—	25.0	168.4	—	193.4
Other revenue	77.5	6.8	1.1	—	—	85.4
Total Revenues	977.4	197.1	29.9	172.5	—	1,376.9
Expenses
Maintenance expense	265.0	41.1	—	22.2	—	328.3
Marine operating expense	—	—	24.8	106.2	—	131.0
Depreciation expense	239.4	48.9	7.0	12.0	—	307.3
Operating lease expense	60.7	—	—	1.8	—	62.5
Other operating expense	28.7	4.7	1.0	—	—	34.4
Total Expenses	593.8	94.7	32.8	142.2	—	863.5
Other Income (Expense)
Net gain (loss) on asset dispositions	45.2	3.1	7.7	(1.9)	—	54.1
Interest (expense) income, net	(121.2)	(33.4)	(9.2)	(5.2)	8.5	(160.5)
Other (expense) income	(5.9)	(3.2)	2.3	1.3	(7.1)	(12.6)
Share of affiliates’ pre-tax (loss) income	(2.4)	(0.1)	58.4	—	—	55.9
Segment profit	$299.3	$68.8	$56.3	$24.5	$1.4	$450.3
Less:
Selling, general and administrative expense						180.0
Income taxes (includes $12.0 related to affiliates’ earnings)						(231.7)
Net income						$502.0
Selected Data:
Investment volume	$460.9	$90.9	$36.6	$14.0	$1.0	$603.4
Net Gain (Loss) on Asset Dispositions
Asset Remarketing Income:
Disposition gains (losses) on owned assets	$44.0	$0.1	$1.8	$(1.8)	$—	$44.1
Residual sharing income	0.6	—	9.6	—	—	10.2
Non-remarketing disposition gains (losses) (1)	5.2	3.3	—	(0.1)	—	8.4
Asset impairments	(4.6)	(0.3)	(3.7)	—	—	(8.6)
	$45.2	$3.1	$7.7	$(1.9)	$—	$54.1

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except per share data)

Impact of Tax Adjustments and Other Items on Net Income*

	Three Months Ended December 31		Twelve Months Ended December 31
	2018	2017	2018	2017
Net income (GAAP)	$49.2	$342.1	$211.3	$502.0

Adjustments attributable to consolidated pre-tax income:
Costs attributable to the closure of a maintenance facility at Rail International	0.9	—	9.5	—
Net gain on wholly owned Portfolio Management marine investments	—	—	—	(1.8)
Total adjustments attributable to consolidated pre-tax income	$0.9	$—	$9.5	$(1.8)
Income taxes thereon, based on applicable effective tax rate	$(0.3)	$—	$(3.1)	$0.7
Other income tax adjustments attributable to consolidated income:
Tax adjustments, including the impact of the Tax Cuts and Jobs Act of 2017 ("Tax Act")	(17.9)	(315.9)	(17.9)	(315.9)
Net income, excluding tax adjustments and other items (non-GAAP)	$31.9	$26.2	$199.8	$185.0

Impact of Tax Adjustments and Other Items on Diluted Earnings per Share*

	Three Months Ended December 31		Twelve Months Ended December 31
	2018	2017	2018	2017
Diluted earnings per share (GAAP)	$1.30	$8.83	$5.52	$12.75
Diluted earnings per share, excluding tax adjustments and other items (non-GAAP)	$0.84	$0.68	$5.22	$4.70

Impact of Tax Adjustments and Other Items on Return on Equity*

	Twelve Months Ended December 31
	2018	2017
Return on Equity (GAAP)	11.8%	32.0%
Return on Equity, excluding tax adjustments and other items (non-GAAP) (1)	13.6%	13.1%
_________
(1) Shareholders' equity used in this calculation excludes the impact of the Tax Act.

(*) In addition to financial results reported in accordance with GAAP, we provide certain non-GAAP financial information. Specifically, we exclude the effects of certain tax adjustments and other items for purposes of presenting net income, diluted earnings per share, and return on equity because we believe these items are not attributable to our business operations. Management utilizes net income, excluding tax adjustments and other items, when analyzing financial performance because such amounts reflect the underlying operating results that are within management’s ability to influence. Accordingly, we believe presenting this information provides investors and other users of our financial statements with meaningful supplemental information for purposes of analyzing year-to-year financial performance on a comparable basis and assessing trends.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except leverage)

	12/31/2017	3/31/2018	6/30/2018	9/30/2018	12/31/2018
Assets by Segment, as adjusted (non-GAAP)*
Rail North America	$5,334.0	$5,362.2	$5,409.0	$5,418.2	$5,651.0
Rail International	1,291.5	1,329.0	1,266.6	1,294.5	1,309.7
Portfolio Management	580.6	593.1	605.8	614.6	601.2
ASC	286.6	298.2	313.6	303.4	297.7
Other	65.7	59.8	61.1	60.7	80.6
Total Assets, excluding cash, as adjusted (non-GAAP)	$7,558.4	$7,642.3	$7,656.1	$7,691.4	$7,940.2
Debt, Net of Unrestricted Cash*
Unrestricted cash	$(296.5)	$(233.1)	$(237.4)	$(254.5)	$(100.2)
Commercial paper and bank credit facilities	4.3	4.4	4.3	—	110.8
Recourse debt	4,371.7	4,359.5	4,397.9	4,397.3	4,429.7
Capital lease obligations	12.5	12.2	11.9	11.6	11.3
Total debt, net of unrestricted cash (GAAP)	4,092.0	4,143.0	4,176.7	4,154.4	4,451.6
Off-balance sheet recourse debt	435.7	411.7	401.7	432.6	430.2
Total recourse debt, net of unrestricted cash, as adjusted (non-GAAP) (1)	$4,527.7	$4,554.7	$4,578.4	$4,587.0	$4,881.8
Shareholders’ Equity	$1,792.7	$1,839.7	$1,817.6	$1,838.0	$1,788.1
Recourse Leverage (2)	2.5	2.5	2.5	2.5	2.7
 _________

(1)	Includes on- and off-balance sheet recourse debt; capital lease obligations; commercial paper and bank credit facilities, net of unrestricted cash.

(2)	Calculated as total recourse debt / shareholder's equity.

Reconciliation of Total Assets, excluding cash (GAAP) to Total Assets, excluding cash, as adjusted (non-GAAP)
Total Assets	$7,422.4	$7,468.0	$7,495.5	$7,517.4	$7,616.7
Less: cash	(299.7)	(237.4)	(241.1)	(258.6)	(106.7)
Total Assets, excluding cash (GAAP)	7,122.7	7,230.6	7,254.4	7,258.8	7,510.0
Add off-balance sheet assets:
Rail North America	435.7	411.7	401.7	432.6	430.2
Total Assets, excluding cash, as adjusted (non-GAAP)	$7,558.4	$7,642.3	$7,656.1	$7,691.4	$7,940.2

(*) We include total on- and off-balance sheet assets because certain operating assets are accounted for as operating leases and are not recorded on the balance sheet. We include these leased-in assets in our calculation of total assets (as adjusted) because we believe it gives investors a more comprehensive representation of the magnitude of the assets we operate and that drive our financial performance. In addition, this calculation of total assets (as adjusted) provides consistency with other non-financial information we disclose. We also provide information regarding our leverage ratios, which are expressed as a ratio of debt (including off-balance sheet debt) to equity. The off-balance sheet debt amount in this calculation is the equivalent of the off-balance sheet asset amount. We believe reporting this corresponding off-balance sheet debt amount provides investors and other users of our financial statements with a more comprehensive representation of our debt obligations, leverage, and capital structure.

 GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(Continued)

	12/31/2017	3/31/2018	6/30/2018	9/30/2018	12/31/2018
Rail North America Statistics
Lease Price Index (LPI) (1)
Average renewal lease rate change	(32.4)%	(11.6)%	(16.1)%	(11.5)%	(0.9)%
Average renewal term (months)	36	34	41	33	43
Fleet Rollforward (2)
Beginning balance	103,692	103,730	102,597	102,890	103,420
Cars added	786	1,226	1,231	1,381	3,120
Cars scrapped	(600)	(673)	(720)	(431)	(387)
Cars sold	(148)	(1,686)	(218)	(420)	(681)
Ending balance	103,730	102,597	102,890	103,420	105,472
Utilization	98.2%	98.2%	98.9%	99.2%	99.4%
Average active railcars	102,078	101,208	101,330	102,056	103,387
Boxcar Fleet
Ending balance	16,398	16,227	16,007	15,859	16,220
Utilization	92.6%	93.5%	92.8%	94.7%	94.2%
Rail Europe Statistics
Fleet Rollforward
Beginning balance	23,227	23,166	23,004	23,124	23,234
Cars added	197	63	245	258	281
Cars scrapped/sold	(258)	(225)	(125)	(148)	(103)
Ending balance	23,166	23,004	23,124	23,234	23,412
Utilization	96.8%	96.7%	97.8%	98.4%	98.8%
Average active railcars	22,290	22,327	22,407	22,759	22,949
Rail North America Industry Statistics
Manufacturing Capacity Utilization Index (3)	77.3%	77.5%	77.8%	78.4%	78.7%
Year-over-year Change in U.S. Carloadings (excl. intermodal) (4)	2.9%	(0.3)%	1.3%	2.0%	1.8%
Year-over-year Change in U.S. Carloadings (chemical) (4)	1.2%	3.1%	3.8%	4.5%	3.8%
Year-over-year Change in U.S. Carloadings (petroleum) (4)	(12.2)%	3.3%	6.8%	14.7%	18.2%
Production Backlog at Railcar Manufacturers (5)	58,275	55,216	65,161	73,812	n/a (6)
American Steamship Company Statistics
Total Net Tons Carried (millions)	8.5	0.9	8.1	8.7	8.5
 _________
(1) GATX's Lease Price Index (LPI) is an internally-generated business indicator that measures lease rate pricing on renewals for our North American railcar fleet, excluding boxcars. The index is calculated using the weighted average lease rate for a group of railcar types that GATX believes best represents its overall North American fleet, excluding boxcars. The average renewal lease rate change is reported as the percentage change between the average renewal lease rate and the average expiring lease rate, weighted by fleet composition. The average renewal lease term is reported in months and reflects the average renewal lease term of railcar types in the LPI, weighted by fleet composition.
(2) Excludes boxcar fleet.
(3) As reported and revised by the Federal Reserve.
(4) As reported by the Association of American Railroads (AAR).
(5) As reported by the Railway Supply Institute (RSI).
(6) Not available, not published as of the date of this release.